Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

BY AND AMONG

MISCOR GROUP, LTD.
MAGNETECH INDUSTRIAL SERVICES, INC.
MARTELL ELECTRIC, LLC
HK ENGINE COMPONENTS, LLC
MAGNETECH POWER SERVICES, LLC
IDEAL CONSOLIDATED, INC.
3-D SERVICE, LTD.
AMERICAN MOTIVE POWER, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

Acting through its Wells Fargo Business Credit operating division

January 14, 2008

CREDIT AND SECURITY AGREEMENT

Dated January 14, 2008

MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), MARTELL ELECTRIC, LLC, an Indiana limited liability company (“Martell”), HK ENGINE COMPONENTS, LLC, an Indiana limited liability company (“HK”), MAGNETECH POWER SERVICES, LLC, an Indiana limited liability company (“MPS”), IDEAL CONSOLIDATED, INC., an Indiana corporation (“Ideal”), 3-D SERVICE, LTD., an Ohio limited liability company (“3D”), and AMERICAN MOTIVE POWER, INC., a Nevada corporation (“AMP” and together with MISCOR, MIS, Martell, HK, MPS, Ideal and 3D, the “Borrowers” and each a “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Article I herein, the “Lender”) acting through its Wells Fargo Business Credit operating division, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions.  Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:

“Accounts” shall have the meaning given it under the UCC.

“Accounts Advance Rate” means up to eighty five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Advance” means a Revolving Advance or the Real Estate Advance.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrowers, including any Subsidiary of any Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

“Agreement” means this Credit and Security Agreement.

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note and (ii) the L/C Amount.

“Book Net Worth” means the aggregate of the Stockholders’ equity in the Borrowers, determined on a consolidated basis in accordance with GAAP.

“Borrowing Base” means at any time the lesser of:

            (a)   The Maximum Line Amount; or

            (b)   Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)   The lesser of (A) the sum of (1) the product of the Accounts Advance Rate times Eligible Accounts of each of MIS, HK, MPS, 3D and, upon its acceptance by the Lender as an Eligible Borrower, AMP, plus (2) the lesser of (x) the product of the Special Accounts Advance Rate times Eligible Accounts of each of Martell and Ideal, or (y) $2,000,000, or (B) $13,750,000, less

(ii)   The Borrowing Base Reserve, less

(iii)   The Personal Property Tax Reserve, less

(iv)   The Real Estate Tax Reserve, less

(v)    Indebtedness that any Borrower owes to the Lender that has not yet been advanced on the Revolving Note, including, without limitation, the L/C Amount, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of each Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to any Borrower by Lender that is not described in Article II of this Agreement.

“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of each Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of any Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default..

“Business Day” means day on which the Federal Reserve Bank of New York is open for business, and such day relates to a LIBOR Advance a day on which dealings are carried on in the London Interbank Eurodollar market.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, whether payable currently or in the future.

“Change of Control” means the occurrence of any of the following events:

(a)   With regard to MISCOR, any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than John Martell and Tontine Capital Partners LP and/or its affiliates is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty nine percent (49%) of the voting power of all classes of Owners of MISCOR.

(b)   With regard to the Borrowers other than MISCOR, any such Borrower is no longer a wholly owned Subsidiary of MISCOR.

(c)   Rich Tamborski or a replacement selected by Tontine Partners and acceptable to the Lender in its sole discretion shall cease to actively manage the Borrowers’ day-to-day business activities.

“Collateral” means all of each Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of any Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing; (ix) books and records of each Borrower, including all mail or electronic mail addressed to any Borrower; and (x) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which any Borrower now has or hereafter acquires any rights.

“Collateral Account” means the “Lender Account” as defined in each Wholesale Lockbox and Collection Account Agreement.

“Collateral Pledge Agreement” means the Collateral Pledge Agreement by MISCOR in favor of the Lender pursuant to which MISCOR has pledged to the Lender its ownership interest in each of the other Borrowers.

“Commitment” means the Lender’s commitment to make Advances to, and to issue Letters of Credit for the account of, the Borrowers.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility under which Revolving Advances and Letters of Credit may be made available to the Borrowers by the Lender under Article II.

“Current Maturities of Long Term Debt” means as of a given date, the amount of the Borrower’s long-term debt (other than Revolving Advances) and capitalized leases which became due during the fiscal year-to-date period ending on the designated date.

“Cut-off Time” means 11:00 a.m. Central Time.

“Debt Service Coverage Ratio” means (i) the sum of (A) Net Income (Loss), and (B) depreciation and amortization to the extent the same has reduced such Net Income (Loss), dividedby (ii) the sum of (A) Current Maturities of Long Term Debt, and (B) Unfinanced Capital Expenditures.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the applicable Floating Rate, as such rate may change from time to time.

“Director” means a director if the Borrower is a corporation, a governor or manager if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes any Borrower and which is treated as a single employer under Section 414 of the IRC.

“Eligible Accounts” means, as to each Eligible Borrower, all unpaid Accounts of such Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)   That portion of Accounts unpaid one hundred twenty (120) days or more after the invoice date;

(ii)   That portion of Accounts related to goods or services with respect to which such Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii)   That portion of Accounts not yet earned by the final delivery of goods by such Borrower to the account debtor, or that portion of Accounts not yet earned by the final rendition of services by such Borrower to the account debtor, unless such Accounts constitute progress billings of Martell or Ideal;

(iv)   Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v)   Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which such Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vi)   Accounts denominated in any currency other than United States dollars.

(vii)   Accounts owed by an account debtor located outside the United States or Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(viii)   Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix)   Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of such Borrower;

(x)   Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(xi)   That portion of Accounts that has been restructured, extended, amended or modified;

(xii)   That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xiii)   Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds fifteen percent (15%) of the aggregate amount of all Accounts of such Borrower;

(xiv)   Accounts owed by an account debtor, regardless of whether otherwise eligible, if thirty five percent (35%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (x) above; and

(xv)   Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Borrower” means each Borrower from time to time a party to this Agreement and which the Lender has approved as an “Eligible Borrower” following completion of a satisfactory pre-loan audit conducted by the Lender, receipt by the Lender of a Customer Identification Information Form and such other forms and verifications as the Lender may need to comply with the U.S.A. Patriot Act and receipt by the Lender of such agreements, instruments and certifications as the Lender requires for such Borrower and which are substantially the same as such items or deliveries the Lender normally requires from a Borrower prior to the making of an initial advance, all as generally set forth in Section 4.1 hereof.  Each of the Borrowers party to this Agreement as of the Funding Date, other than AMP, shall be deemed to be an Eligible Borrower.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the UCC.

“Event of Default” is defined in Section 7.1.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means an annual interest rate equal to the Prime Rate, which interest rate shall change when and as the Prime Rate changes.

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

 “Funding Date” is defined in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” shall have the meaning given it under the UCC.

“Guarantor” means any Person now or in the future who agrees to guaranty the Indebtedness.

“Guaranty” means each unconditional continuing guaranty executed by a Guarantor in favor of the Lender (collectively, the “Guaranties”).

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrowers to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrowers with the Lender, and whether any Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

“Indemnified Liabilities” is defined in Section 8.6

“Indemnitees” is defined in Section 8.6.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Payment Date” is defined in Section 2.9(a).

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued, or on which a Floating Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to such date that is one, two or three months thereafter as designated by the Borrower, during which period the outstanding principal balance of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

(a)   No Interest Period may be selected for an Advance for a principal amount less than One Million Dollars ($1,000,000), and no more than five (5) different Interest Periods may be outstanding at any one time;

(b)   If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month;

(c)   No Interest Period may end later than the Maturity Date.

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“L/C Amount” means the sum of (i) the Aggregate Face Amount of any outstanding Letters of Credit, plus (ii) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through a Revolving Advance on the Credit Facility.

“L/C Application” means an application for the issuance of standby letters of credit pursuant to the terms of a Standby Letter of Credit Agreement in form acceptable to the Lender.

“Ledger Balance” means the balance in the Borrowers’ Operating Account at the end of each Business Day after all debits and credits for that Business Day have been posted.

“Lender” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender’s Wells Fargo Business Credit operating division, or to any other operating division of Lender.

“Letter of Credit” is defined in Section 2.3(a).

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole one eighth of one percent (1/8%) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)   "Base LIBOR" means the rate per annum for United States dollar deposits quoted by the Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. The Borrower understands and agrees that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)   "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means a Revolving Advance bearing interest at the LIBOR Advance Rate.

“LIBOR Advance Rate” means, an annual interest rate equal to the sum of LIBOR plus two and eight tenths (2.8%) percent.

“Licensed Intellectual Property” is defined in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Revolving Note, the Real Estate Note, each Guaranty, each Subordination Agreement, each L/C Application, each Standby Letter of Credit Agreement and the Security Documents, together with every other agreement, note, document, contract or instrument to which any Borrower now or in the future may be a party and which is required by the Lender.

“Loan Year” is defined in Section 2.7(b).

“Lockbox” means “Lockbox” as defined in each Wholesale Lockbox and Collection Account Agreement.

“Material Adverse Effect” means any of the following:

(i)   A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrowers, as a whole;

(ii)   A material adverse effect on the ability of the Borrowers to perform their obligations under the Loan Documents;

(iii)   A material adverse effect on the ability of the Lender to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or

(iv)   Any claim against a Borrower or threat of litigation which if determined adversely to such Borrower would cause such Borrower to be liable to pay an amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) or would result in the occurrence of an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” is defined in Section 2.11.

“Maximum Line Amount” means Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000).

“Minimum Interest Charge” has the meaning given in Section 2.7(c).

“Mortgage” means that certain Real Estate Mortgage, Security Agreement and Assignment of Leases and Rents by MIS in favor of the Lender.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income (Loss)” means the Borrowers’ aggregate fiscal year-to-date after-tax net income (loss) from continuing operations, including extraordinary, non-operating or non-cash losses but excluding extraordinary, non-operating or non-cash gains, all as determined on a consolidated basis in accordance with GAAP.

“Note” means the Revolving Note or the Real Estate Note, and “Notes” means the Revolving Note and the Real Estate Note.

“OFAC” is defined in Section 6.11(c).

“Obligation of Reimbursement” means the obligation of a Borrower to reimburse the Lender pursuant to the terms of the Standby Letter of Credit Agreement and any applicable L/C Application.

“Officer” means with respect to any Borrower, an officer if such Borrower is a corporation, a manager if such Borrower is a limited liability company, or a partner if such Borrower is a partnership.

“Operating Account” means deposit account number 4121656938 maintained by the Borrowers with the Lender, or any other deposit account which the parties agree shall be the Operating Account.

“Original Maturity Date” means January 1, 2011.

“Overadvance” means the amount, if any, by which the outstanding principal balance of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Section 5.11(a).

“Owner” means with respect to any Borrower, each Person having legal or beneficial title to an ownership interest in such Borrower or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement now or hereafter executed by a Borrower in favor of the Lender.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Personal Property Tax Reserve” means, at any time, an amount equal to the difference of (i) the sum, without duplication, of (a) personal property taxes on each Borrower’s assets assessed in prior years, plus (b) one twelfth (1/12) of the total estimated assessment of personal property taxes on each Borrower’s assets for the current calendar year multiplied by the number of calendar months or portions thereof, elapsed since the beginning of the current calendar year, minus (ii) any portion of such personal property taxes which have been paid, as evidenced by an official receipt of the relevant taxing authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of a Borrower or any ERISA Affiliate.

“Premises” means all locations where each Borrower conducts its business or has any rights of possession, including but not limited to the locations described in Exhibit D attached hereto.

“Prime Rate” means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.

“Real Estate” means MIS’ real property subject to the Mortgage located in Saraland, Alabama.

“Real Estate Advance” is defined in Section 2.5.

“Real Estate Note” means the Borrowers’ promissory note, payable to the order of the Lender in substantially the form of Exhibit B hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Real Estate Tax Reserve” means, at any time, an amount equal to the difference of (i) the sum, without duplication, of (a) real estate taxes on the Real Estate assessed in prior years, plus (b) one twelfth (1/12) of the total estimated assessment of real estate taxes on the Real Estate for the current calendar year multiplied by the number of calendar months or portions thereof elapsed since the beginning of the current calendar year, minus (ii) any portion of such real estate taxes which have been paid, as evidenced by an official receipt of the relevant taxing authority.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Advance” is defined in Section 2.1.

“Revolving Note” means the Borrowers’ revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Security Documents” means this Agreement, the Wholesale Lockbox and Collection Account Agreement, the Patent and Trademark Security Agreement, the Mortgage, the Collateral

Pledge Agreement, and any other document delivered to the Lender from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 3.1.

“Special Account” means a specified cash collateral account maintained with Lender or another financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.4.

“Special Accounts Advance Rate” means up to forty percent (40%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time, including, without limitation, in the event the Borrowers hereafter request that the Lender make Advances based on Inventory or Equipment.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Lender entered into between a Borrower as applicant and Lender as issuer.

“Subordinated Creditor” means each of (i) John Martell, (ii) Strasbourger, Pearson, Tulcin, Wolfee, Inc., as the authorized agent for the holders of certain subordinated Secured Convertible Debentures, (iii) BDeWees, Inc., and XGenIII, Ltd., as former owners of 3D, and (iv) every other Person now or in the future who agrees to subordinate indebtedness of a Borrower held by that Person to the payment of the Indebtedness, in each case on terms acceptable to the Lender in its discretion.

“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of the Lender and acknowledged by the applicable  Borrower.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by a Borrower, by such Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Target Ledger Balance” means Zero Dollars ($0.00), or such other dollar amount which the parties agree shall be the Target Ledger Balance that is to remain in the Operating Account as of the end of each Business Day.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrowers terminate the Credit Facility, or (iii) the date the Lender demands payment of the Indebtedness, following an Event of Default, pursuant to Section 7.2.

“Treasury Management Start Date” means, with respect to each Borrower, the date a Lockbox and depository accounts for such Borrower have been established with the Lender and have become fully operational.

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unfinanced Capital Expenditures” means Capital Expenditures for which the Borrower has not become indebted to another party or incurred a contractual liability (other than to the Lender).

“Unused Amount” is defined in Section 2.8(b).

“Wholesale Lockbox and Collection Account Agreement” means each Wholesale Lockbox and Collection Account Agreement by and between one or more Borrowers and the Lender.

Section 1.2    Other Definitional Terms; Rules of Interpretation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.  References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1   Revolving Advances.  The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to the Borrowers from time to time from the date that all of the conditions set forth in 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount.  The Lender shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability.  The Borrowers’ joint and several obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral as provided in Article III and the

Mortgage.  Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.12, and reborrow.

Section 2.2   Procedures for Initiating Revolving Advances; the Loan Manager Service.  Revolving Advances shall be initiated either (i) manually by the Borrowers pursuant to the procedure set forth in this Section 2.2, or (ii) upon Borrowers’ request and with the Lender’s consent, automatically by the Lender through the Lender’s Loan Manager service, which credits Revolving Advances on an ongoing basis to the Operating Account without the further request of the Borrowers.  The Loan Manager service is a service that is offered by the Lender to the Borrowers in the Lender’s sole discretion, and may be terminated by the Lender at any time following reasonable notice to the Borrowers.  If the Lender offers to make the Loan Manager service available to the Borrowers, and the Borrowers agree to utilize the Loan Manager service, then the Borrowers hereby authorize and direct the Lender, subject to Availability, to advance funds each Business Day in an amount sufficient to restore the Ledger Balance of the Operating Account to the Target Ledger Balance.  If the Loan Manager service is terminated for any reason, by either the Borrowers or the Lender, then it is the responsibility of the Borrowers after termination to initiate Revolving Advances manually from time to time as the Borrowers deem appropriate.

The Borrowers shall comply with the following procedures in requesting Revolving Advances:

(a)   Selection of Interest Rates for Revolving Advances.  During any period in which the Borrowers are enrolled in the Loan Manager service, each Revolving Advance may only be funded as a Floating Rate Advance.  During any period in which the Borrowers are not enrolled in the Loan Manager service, then each Revolving Advance may be funded as either a Floating Rate Advance or a LIBOR Advance, as the Borrowers shall specify in a request delivered to the Lender conforming to the requirements of Section 2.2(b).  Floating Rate Advances and LIBOR Advances may be outstanding at the same time.  Each request for a LIBOR Advance shall be in multiples of One Million Dollars ($1,000,000), with a minimum request of at least One Million Dollars ($1,000,000).  LIBOR Advances shall not be available during Default Periods.

(b)   Procedures for Requesting Revolving Advances.  If the Borrowers do not utilize the Loan Manager service, the Borrowers shall request each Revolving Advance so that the request is received by the Lender not later than the Cut-off Time on the Business Day, as applicable, on which a Floating Rate Advance is to be made or the Cut-off Time on the third Business Day preceding the Business Day on which a LIBOR Advance is to be made.  Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrowers if so requested by the Lender, by (i) an Officer of the Borrowers, or (ii) a Person designated as the Borrowers’ agent by an Officer of the Borrowers in a writing delivered to the Lender, or (iii) a Person whom the Lender reasonably believes to be an Officer of the Borrowers or such a designated agent, which confirmation shall specify whether the Advance shall be a Floating Rate Advance or a LIBOR Advance and, with respect to any LIBOR Advance, shall specify the principal amount of the LIBOR Advance and the Interest Period applicable thereto.  The Borrower shall repay all Revolving Advances even if the Lender does not receive such confirmation and even if the Person requesting a Revolving Advance was not in fact authorized to do so.  Any request for a Revolving Advance, whether written or telephonic, and whether initiated manually by the Borrowers or automatically through the Borrowers’ utilization of the Lender’s Loan Manager service, shall be deemed to be a representation by the Borrowers that all conditions set forth in Article IV of this Agreement have been satisfied as of the time of the request.

(c)   Protective Advances by the Lender.  The Lender may at any time initiate a Revolving Advance in such amount as the Lender, in its sole discretion, deems necessary to (i) protect its interest as secured party in any Collateral, (ii) purchase Collateral for the Borrowers, or (iii) exercise any other rights granted to it by the Borrowers under this Agreement.

(d)   Disbursement.  During any period in which the Borrowers are not enrolled in the Loan Manager service, the Lender shall disburse the proceeds of the requested Revolving Advance by crediting them to the Borrowers’ Operating Account, unless the Lender and the Borrowers shall agree to another manner of disbursement.  If the Borrowers are enrolled in the Lender’s Loan Manager service, the Lender shall disburse the proceeds of each automated Revolving Advance by crediting the Borrowers’ Operating Account.  The Lender may also disburse the proceeds of any Revolving Advance that it may initiate under this Section 2.2 by crediting them to the Operating Account or directly to any third Person as the Lender may deem necessary.

Section 2.3   Letters of Credit.

(a)   Issuance of Letters of Credit.    The Lender agrees, subject to the terms and conditions of this Agreement, issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrowers’ account.  The Lender will not issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of (i) One Million Dollars ($1,000,000), or (ii) Availability.  Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Borrower.  The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement.

(b)    Expiry Date.  No Letter of Credit shall be issued with an expiry date later than one (1) year from the date of issuance or the Maturity Date in effect as of the date of issuance, whichever is earlier.

(c)   Conditions Precedent.  Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

(d)   Obligation of Reimbursement.  If a draft is submitted under a Letter of Credit when the Borrowers are unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrowers shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate.  Notwithstanding the Borrowers’ inability to obtain a Revolving Advance for any reason, the Lender may, in its sole discretion, make a Revolving Advance in an amount sufficient to discharge any outstanding Obligation of Reimbursement and any accrued but unpaid interest and fees payable with respect to same.

Section 2.4   Special Account. If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrowers shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs.  If the Borrowers fail to promptly make any such payment in the amount required hereunder, then the Lender may make a Revolving Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account either maintained with the Lender or with a financial institution acceptable to the Lender.  Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account.  The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Indebtedness in the Lender’s sole discretion.  The Borrowers may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein.  The Lender agrees to transfer any balance in the Special Account to the Borrowers when the Lender is required to release its security interest in the Special Account under applicable law.

Section 2.5   Real Estate Advance.

(a)   The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance to the Borrowers on the later of the Funding Date or the date the condition in Section 4.1(dd) has been satisfied (the “Real Estate Advance”) in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).  The Borrowers’ joint and several obligation to pay the Real Estate Advance shall be evidenced by the Real Estate Note and shall be secured by the Collateral as provided in Article III and the Mortgage.

(b)   Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the Real Estate Advance in the manner specified in Section 2.2(d).

Section 2.6   Payment of Real Estate Note.  The outstanding principal balance of the Real Estate Note shall be due and payable as follows:

(a)   In equal monthly installments of Ten Thousand Four Hundred Seventeen Dollars ($10,417), beginning on either the first day of the month following the making of the Real Estate Advance if made on or prior to the fifteenth (15th) day of the month or the first day of the second month following the making of the Real Estate Advance if made on or after the sixteenth (16th) of the month, and on the 1st day of each month thereafter, with a final payment of the entire unpaid principal balance of the Real Estate Note, and all unpaid interest accrued thereon, due on January 1, 2018; and

(b)   If the Lender at any time obtains an appraisal of the Real Estate and the appraisal shows the outstanding principal balance of the Real Estate Note to exceed seventy five percent (75%) of the appraised “as is” market value of the Real Estate, then the Borrowers shall, upon demand by the Lender, make additional monthly principal payments in an amount equal to the amount of such excess divided by twelve (12) months, or, in Lender’s discretion, immediately prepay the Real Estate Note in the amount of such excess, together, in each case, with any prepayment fee owed pursuant to Section 2.8.

(c)   All prepayments of principal with respect to the Real Estate Note shall be applied to the most remote principal installment or installments then unpaid.

(d)   Notwithstanding the foregoing, on the Termination Date, the Lender may, in its sole discretion, declare the entire unpaid principal balance of the Real Estate Note, and all unpaid interest accrued thereon, to be immediately due and payable.

Section 2.7   Interest; Minimum Interest Charge; Default Interest Rate; Application of Payments; Participations; Usury.

(a)   Interest.  Except as provided in Section 2.2, Section 2.7(c) and Section 2.7(f), the principal amount of each Advance shall bear interest at the Floating Rate.

(b)   Minimum Interest Charge.  Notwithstanding any other terms of this Agreement to the contrary, the Borrowers shall pay to the Lender interest of not less than (i) Twenty Five Thousand Dollars ($25,000) per month during the first Loan Year, (ii) Twenty Thousand Dollars ($20,000) per month during the second Loan Year, and (iii) Fifteen Thousand Dollars ($15,000) per month during each Loan Year thereafter (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrowers shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.7(a) on the first day of each month and on the Termination Date.  When calculating this deficiency, the Default Rate, if applicable, shall be disregarded.  As used in this subsection (b), “Loan Year” means each one-year period ending on an anniversary of the Funding Date.

(c)   Default Interest Rate.  At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Notes shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine.  The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(d)   Application of Payments.  Payments received in the Lender’s general account shall be applied to the Indebtedness as provided in Section 2.13, but the amount of principal paid shall continue to accrue interest at the applicable rate following application to the Indebtedness through the end of the Business Day thereafter.  If the Borrowers have elected to use the Lender’s Ready Remit service, then payments received by wire transfer directly into the Lender’s general account shall be applied to the Indebtedness as provided in Section 2.10, but the amount of principal paid shall continue to accrue interest at the applicable rate following application to the Indebtedness through the end of the Business Day thereafter.

(e)   Participations.  If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrowers shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.7, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.7, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.
(f)   Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrowers and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrowers and the Lender.  This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrowers and the Lender, or their successors and assigns.

Section 2.8   Fees.

(a)   Origination Fee.  The Borrowers shall pay the Lender a fully earned and non-refundable origination fee of Ninety Thousand Dollars ($90,000), due and payable upon the execution of this Agreement.

(b)   Unused Line Fee.  For the purposes of this Section 2.8, “Unused Amount” means the Maximum Line Amount reduced by outstanding Revolving Advances.  The Borrowers agree to pay to the Lender an unused line fee at the rate of two tenths percent (.20%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(c)   Collateral Exam Fees.  The Borrowers shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrowers’ operations or business at the rates established from time to time by the Lender as its collateral exam fees (which fees are currently Nine Hundred Fifty Dollars ($950) per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection.

(d)   Collateral Monitoring Service Fees.  The Borrowers shall pay the Lender fees in connection with any service conducted by or on behalf of the Lender for purposes of identifying ineligible Collateral, calculating the Borrowing Base, and performing related collateral monitoring services at the rates established from time to time by the Lender (which fees currently include an initial set-up fee of Seven Hundred Fifty Dollars ($750) for each receivable aging  for each Borrower that is being monitored, and a monthly fee of Ninety Dollars ($90) for each such aging), together with any out-of-pocket costs and expenses incurred by Lender, which fees shall be due and payable monthly in arrears on the first day of the month and on the Termination Date.

(e)   Letter of Credit Fees.  The Borrowers shall pay to the Lender a fee with respect to each Letter of Credit that has been issued, which shall be calculated on a per diem basis at an annual rate equal to two percent (2.0%) of the Aggregate Face Amount, from and including the date of issuance of the Letter of Credit until the date that the Letter of Credit terminates or is returned to the Lender, which fee shall be due and payable monthly in arrears on the first day of each month and on the date that the Letter of Credit terminates or is returned to the Lender; provided, however, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to five percent (5.0%) of the Aggregate Face Amount.  The foregoing fee shall be in addition to any other fees, commissions and charges imposed by Lender with respect to such Letter of Credit.

(f)   Letter of Credit Administrative Fees. The Borrowers shall pay all administrative fees charged by Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then – current rates published by Lender for such services rendered on behalf of customers of Lender generally.

(g)   Termination Fees. If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrowers terminate the Credit Facility on a date prior to the Maturity Date, then the Borrowers shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of the Maximum Line Amount calculated as follows:  (A) two percent (2.0%) if the termination occurs on or before the first anniversary of the Funding Date; (B) one percent (1.0%) if the termination occurs after the first anniversary of the Funding Date, but on or before the second anniversary of the Funding Date; and (C) one half percent (.5%) if the termination occurs after the second anniversary of the Funding Date.

(h)   Prepayment Fees.  The Borrowers may prepay the principal amount of the Real Estate Note at any time, whether voluntarily or by acceleration, subject to the payment of fees as follows:  If the Real Estate Note is prepaid for any reason, the Borrowers shall pay to the Lender a prepayment fee in an amount equal to (i) two percent (2.0%) of the amount prepaid, if prepayment occurs on or before the first anniversary of the Funding Date; (ii) one percent (1.0%) of the amount prepaid, if prepayment occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date; and (iii) one half percent (.50%) of the amount prepaid, if prepayment occurs after the second anniversary of the Funding Date.

The Borrowers acknowledge that prepayment may result in Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs,

expenses and/or liabilities.  The Borrowers therefore agree to pay the above-described prepayment fee and agree that said prepayment fee represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of the Lender.

(i)   Contracted Funds Breakage Fees.  The Borrower may prepay the principal amount of the Revolving Note at any time, whether voluntarily or by acceleration, provided, however, that if the principal amount of any LIBOR Advance is prepaid, the Borrower shall pay to the Lender immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(i)
Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii)
Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

The Borrower acknowledges that a prepayment of the Revolving Note may result in the Lender incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities.  The Borrower therefore agrees to pay the above-described contracted funds breakage fee and agrees that this fee represents a reasonable estimate of the contracted funds breakage costs, and any expenses or liabilities of the Lender.

(j)   Treasury Management Fees.  The Borrowers will pay service fees to the Lender for treasury management services provided to them by the Lender pursuant to the Master Agreement for Treasury Management services (the “Master Treasury Agreement”) entered into among the Borrowers and the Lender, or, if a Master Treasury Agreement has not been entered into, the Borrowers will pay service fees for its use of the Loan Manager service, the Ready Remit service, or any other service that the Lender may provide to the Borrowers under this Agreement or any other agreement entered into by the parties, in the amount prescribed in the Lender’s current service fee schedule.

(k)   Overadvance Fees.  The Borrowers shall pay an Overadvance fee in the amount of One Thousand Dollars ($1,000) for each day during which an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by the Lender; provided, however, that from the first day of any month during which any Default Rate commences or exists at any time, the daily Overadvance charge (if an Overadvance exists) shall be Two Thousand Dollars ($2,000).  The acceptance of payment of an Overadvance fee by the Lender shall not be deemed to constitute either consent to the Overadvance or the waiver of the resulting Event of Default, unless the Lender specifically consents to the Overadvance in writing that waives the Event of Default on whatever conditions the Lender deems appropriate.

(l)   Other Fees and Charges.  The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.

Section 2.9   Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.

(a)   Time For Interest Payments.  Accrued and unpaid interest shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date.  If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.

(b)   Payment on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)   Computation of Interest and Fees.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of three hundred sixty (360) days.

Section 2.10   Lockbox; Collateral Account; Application of Payments.

(a)   Treasury Management Start Date.  With respect to each Borrower, until the Treasury Management Start Date has occurred for such Borrower, such Borrower shall continue to use its currently existing lockbox and treasury management services with its current service providers; provided, that collections are forwarded to the Lender for application to payment of the Indebtedness upon terms and conditions acceptable to the Lender.  The Borrowers agree to cooperate with the Lender to establish each Lockbox, the Collateral Account and other depository accounts with the Lender, and, in any event, the Treasury Management Start Date for each of MIS, Magnetech, Martell, HK, MPS, Ideal and 3D shall occur by not later than  21, 2008.

(b)   Lockbox; Collateral Account; Ready RemitSMService.  Upon the occurrence of the applicable Treasury Management Start Date and thereafter during the term hereof, each Borrower shall instruct all account debtors to pay Accounts owed to such Borrower as follows:

(i)   All payments by check shall be sent directly to the applicable Lockbox; and

(ii)   All payments by wire transfer or ACH shall be sent to the Collateral Account, unless the Lender and Borrowers have agreed that the Borrowers may use the

Lender’s Ready Remit service, in which case the Borrowers shall instruct account debtors originating wire transfers for payment purposes to use the payment identification code assigned by the Lender to the Borrowers, which will cause such payments to be received directly into the Lender’s general account.

If, notwithstanding such instructions, the Borrowers receive any payments directly, the Borrowers shall promptly deposit such payments directly into the Collateral Account.  The Borrowers shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account.  Until so deposited, the Borrowers shall hold all such payments and cash proceeds in trust for and as the property of the Lender shall not commingle such property with any of its other funds or property.  All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Indebtedness.

(c)   Application of Payments to the Borrowers’ Indebtedness.

(i)   Checks, ACH deposits and wire transfers to the Collateral Account shall be processed in accordance with the terms of the Wholesale Lockbox and Collateral Account Agreement, and the collected funds then transferred to the Lender’s general account, where they will be applied to the Indebtedness on the Business Day of receipt in the Lender’s general account.

(ii)   Wire transfers received in the Lender’s general account pursuant to the Ready Remit service shall be applied to the Indebtedness on the Business Day of receipt, if received no later than 12:30 p.m. Central Time, or the next Business Day if received after 12:30 p.m. Central Time.

Section 2.11   Maturity Date.  Unless terminated (i) by the Lender on the Maturity Date or pursuant to Section 7.2 or (ii) by the Borrowers pursuant to Section 2.12, the Credit Facility shall remain in effect until the Original Maturity Date and, thereafter, shall automatically renew for successive one year periods (the Original Maturity Date and each anniversary thereof which is at the end of any one year period in which the Credit Facility has been automatically renewed is herein referred to as a “Maturity Date”).

Section 2.12   Voluntary Prepayment; Termination of the Credit Facility by the Borrowers. Except as otherwise provided herein, the Borrowers may prepay the Advances in whole at any time or from time to time in part.  The Borrowers may terminate the Credit Facility at any time if the (i) give the Lender at least thirty (30) days advance written notice prior to the proposed Termination Date, and (ii) pay the Lender applicable termination and prepayment fees and contracted funds breakage fees in accordance with Sections 2.9(g), 2.9(h) and 2.9(i).  If the Borrowers terminate the Credit Facility, all Indebtedness shall be immediately due and payable, and if the Borrowers give the Lender less than the required thirty (30) days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing thirty (30) days prior to the proposed Termination Date through the date that the Lender actually receives such written notice. If the Borrowers do not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrowers shall give the Lender at least thirty (30) days written notice prior to the Maturity Date that it will not be requesting renewal. If the Borrowers fail to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing thirty (30) days prior to the Maturity Date through the date that the Lender actually receives such written notice.

Section 2.13   Mandatory Prepayment.  Without notice or demand, unless the Lender shall otherwise consent in a written agreement that sets forth the terms and conditions which the Lender in its discretion may deem appropriate, including, without limitation, the payment of an Overadvance fee, if an Overadvance shall at any time exist with respect to the Credit Facility, then the Borrowers shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess (due, for example, to the L/C Amount), pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess.  Any voluntary or mandatory payment received by the Lender under this Agreement may be applied to the Indebtedness, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.14   Revolving Advances to Pay Indebtedness.  Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrowers’ request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Indebtedness from time to time due and payable.

Section 2.15   Use of Proceeds.  The Borrowers shall use the proceeds of the initial Advances to repay outstanding indebtedness, if any, to MFB Financial and to finance the acquisition of the stock of AMP, and thereafter the proceeds of Advances and each Letter of Credit shall be used for ordinary working capital purposes and other proper business purposes to the extent permitted hereunder.

Section 2.16   Liability Records.  The Lender may maintain from time to time, at its discretion, records as to the Indebtedness.  All entries made on any such record shall be presumed correct until the Borrowers establish the contrary.  Upon the Lender’s demand, the Borrowers will admit and certify in writing the exact principal balance of the Indebtedness that the Borrowers then assert to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrowers unless the Borrowers give the Lender specific written notice of exception within thirty (30) days after receipt.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1   Grant of Security Interest. Each Borrower hereby pledges, assigns and grants to the Lender, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of: (a) all present and future Indebtedness of the Borrowers to the Lender; (b) all obligations of the Borrowers and rights of the Lender under this Agreement; and (c) all present and future obligations of each of the Borrowers to the Lender of other kinds. Upon request by the Lender, each Borrower will grant to the Lender, a security interest in all commercial tort claims that such Borrower may have against any Person.

Section 3.2   Notification of Account Debtors and Other Obligors.  The Lender may at any time a Default Period then exists notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrowers will join in giving such notice if the Lender so requests.  At any time after the Borrowers or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in a Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.  The Lender may, in the Lender’s name or in a Borrower’s name, as such  Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of such Borrower’s mail to any address designated by the Lender, otherwise intercept such Borrower’s mail, and receive, open and dispose of such Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Borrower’s account or forwarding such mail to such Borrower’s last known address.

Section 3.3   Assignment of Insurance.  As additional security for the payment and performance of the Indebtedness, each Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of such Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and each Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender.  At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in a Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Indebtedness or shall be disbursed to the Borrowers under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations.  Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of value at least equal to the value of the items or property destroyed prior to such damage or destruction.

Section 3.4   Occupancy.

(a)   Right to Possession Upon Default.  Each Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period without notice or consent.

(b)   Lender’s Use of Premises.  The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c)   Termination of Occupancy.  The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d)   No Obligation.  The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrowers shall reimburse the Lender promptly for the full amount thereof.  In addition, the Borrowers will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5   License.  Without limiting the generality of any other Security Document, each Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of such Borrower for the purpose of:  (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower for its own manufacturing and subject to such Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6   Financing Statement.  Each Borrower authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest.  All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrowers and are hereby re-authorized.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by a Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby.  For this purpose, the Borrowers represent and warrant that the information set forth on Schedule 3.6 is true and correct.

Section 3.7   Setoff.  The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to a Borrower by the Lender, whether or not due, against any Indebtedness, whether or not due.  In addition, each other Person holding a participating interest in any Indebtedness shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to a Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to a Borrower the amount of such participating interest.

Section 3.8   Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrowers are entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights any Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.  The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale.  Each Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Indebtedness.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1   Conditions Precedent to the Initial Advances and Letter of Credit.  The Lender’s obligation to make the initial Advances or to issue any Letters of Credit shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:

(a)   This Agreement.

(b)   The Notes.

(c)   A Standby Letter of Credit Agreement, and L/C Application for each Letter of Credit that a Borrower wishes to have issued thereunder.

(d)   A true and correct copy of any and all leases pursuant to which a Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(e)   A true and correct copy of any and all mortgages pursuant to which a Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.

(f)   A true and correct copy of any and all agreements pursuant to which a Borrower’s property is in the possession of any Person other than such Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect such Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to such Borrower’s other than such Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from such Borrower and the Lender sufficient to protect such Borrower’s and the Lender’s interests in such Borrower’s goods from any claim by such secured party.

(g)   An acknowledgment and waiver of Liens from each warehouse in which a Borrower is storing Inventory.

(h)   A true and correct copy of any and all agreements pursuant to which a Borrower’s property is in the possession of any Person other than such Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of such Borrower’s goods from time to time, (ii) UCC financing statements sufficient to protect such Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than such Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from such Borrower and the Lender sufficient to protect such Borrower’s and the Lender’s interests in such Borrower’s goods from any claim by such secured party.

(i)   A Wholesale Lockbox and Collection Account Agreement with respect to the Borrowers.

(j)   An agreement with MFB Financial in respect of lockbox receipts of certain Borrowers to be forwarded to the Lender from and after the Funding Date.

(k)   A Patent and Trademark Security Agreement from each applicable Borrower.

(l)   The Collateral Pledge Agreement of MISCOR, together with original certificates evidencing its ownership interest in each of the other Borrowers, to the extent applicable, together with stock powers duly executed in blank.

(m)   The Mortgage.

(n)   A Subordination Agreement from each of the initial Subordinated Creditors, each acknowledged by the Borrowers.

(o)   Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against any Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(p)   A certificate of each Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of such Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of such Borrower’s Constituent Documents, and (iii) examples of the signatures of such Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on such Borrower’s behalf.

(q)   With respect to each Borrower, a current certificate issued by the Indiana Secretary of State or similar state authority, certifying that the Borrower is in compliance with all applicable organizational requirements of the state of such Borrower’s organization.

(r)   Evidence that each Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(s)   A certificate of an Officer of each Borrower confirming the representations and warranties set forth in Article V.

(t)   An authorized individuals letter regarding those Persons authorized to request Advances, confirm such requests, and sign collateral reports.

(u)   Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement and mortgagee endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(v)   Promptly following the execution thereof by all parties, a fully executed copy of that certain Stock Purchase Agreement made and entered into as of January 7, 2008, by and among MISCOR , as Purchaser and the Shareholders of AMP, Lawrence Mehlenbacher, Joseph Fearon, Thomas Coll, Richard Rizzieri, and Gary Walsh.

(w)   Payment of the fees and commissions due under Section 2.8 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrowers under Section 8.5, including all legal expenses incurred through the date of this Agreement.

(x)   Evidence that after making the initial Revolving Advance, satisfying all obligations owed to MFB Financial, satisfying all trade payables older than sixty (60) days from invoice date, book overdrafts and closing costs, Availability shall be not less than either (i) Two Million Dollars ($2,000,000) if the Real Estate Advance is made simultaneously with the initial Revolving Advance or (ii) One Million Five Hundred Thousand Dollars if Real Estate Advance is not made simultaneously with the initial Revolving Advance.

(y)   Evidence that the Borrowers’ Book Net Worth is at least Thirty Five Million Dollars ($35,000,000) as of the Funding Date.

(z)   A Customer Identification Information form and such other forms and verification as Lender may need to comply with the U.S.A. Patriot Act.

(aa)   with respect to the Real Estate (i) an appraisal ordered by the Lender or its agent of said real property and all improvements thereon, conforming to Uniform Standards of Professional Appraisal Practice and issued by a real estate appraiser acceptable to the Lender, reflecting values acceptable to the Lender in its discretion, (ii) an American Land Title Association policy of title insurance, with such endorsements as the Lender may require, issued by an insurer in such amounts as the Lender may require, insuring the Lender’s first priority lien on said real estate, subject only to such exceptions as the Lender in its discretion may approve, together with such evidence relating to the payment of liens or potential liens as the Lender may require, and (iii) an American Land Title Association survey certified to the Lender and to the title company that is acceptable to the Lender.

(bb)   with respect to the Real Estate (i) a current environmental site assessment indicating that the real property is subject to no “recognized environmental conditions”, as that term is defined by the American Society for Testing and Materials, in its standards for environmental due diligence, and is not in need of remedial action to avoid subjecting its owner to any present or future liability or contingent liability with respect to the release of toxic or hazardous wastes or substances.

(cc)   with respect to the Real Estate (i) a flood hazard determination form, confirming whether or not the parcel is in a flood hazard area and whether or not flood insurance must be obtained, and, if the real estate is located in a flood hazard area, (ii) a policy of flood insurance.

(dd)   with respect to the making of the Real Estate Advance only, either (i) a copy of a “closure letter” from the appropriate environmental agency or authority of the State of Alabama with regard to the removal of certain fuel storage tanks formerly on the Real Estate, or (ii) evidence of the Borrowers’ purchase of environmental insurance satisfactory to the Lender in its discretion with respect to the Real Estate covering potential liabilities with regard to such tanks and their removal; provided, however, that notwithstanding the Lender’s willingness to make the Real Estate Advance based on receipt of such policy, in the event the Borrowers have not obtained the “closure letter” referred to above by January 31, 2009, an Event of Default shall be deemed to have occurred.

(ee)   with respect to the Real Estate, copies of management services and maintenance contracts, fire, health and safety reports, certificates of occupancy, leases and rent rolls, and such other information relating to the real estate and the improvements thereon that the Lender in its discretion deems necessary.

(ff)   Such other documents as the Lender in its sole discretion may require.

Section 4.2   Conditions Precedent to All Advances and Letters of Credit.  The Lender’s obligation to make each Advance or to issue any Letter of Credit shall be subject to the further conditions precedent that:

(a)   the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)   no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower (as to such Borrower) represents and warrants to the Lender as follows:

Section 5.1   Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Each Borrower is a corporation or a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Indiana and each Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1.  The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrower’s records relating to its business or the Collateral are kept at that location.  All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1.  The Borrower’s federal employer identification number and organization identification number are correctly set forth in Schedule 3.6.

Section 5.2   Capitalization.  Schedule 5.2 constitutes a correct and complete list of all ownership interests of the Borrower and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

Section 5.3   Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate or company action, as applicable, and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.4   Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents to which the Borrower is a party will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.5   Subsidiaries.  Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.

Section 5.6   Financial Condition; No Adverse Change.  The Borrower has furnished to the Lender its audited financial statements of MISCOR for its fiscal year ended December 31, 2006, and unaudited financial statements for the fiscal-year-to-date period ended December 31, 2007, and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principals.  Since the date of the most recent financial statements, there has been no change in the Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 5.7   Litigation.  There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a Material Adverse Effect on the financial condition, properties or operations of the Borrower or any of its Affiliates.

Section 5.8   Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9   Taxes.  The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10   Titles and Liens.  The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11   Intellectual Property Rights.

(a)   Owned Intellectual Property.  Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”).  Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)   Intentionally Left Blank.

(c)   Intellectual Property Rights Licensed from Others.  Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto.  Except as disclosed on Schedule 5.11 and in written agreements, copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)   Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(e)   Infringement.  Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12   Plans.  Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).  Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status.  Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13   Default.  The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.14   Environmental Matters.

(a)   Presence of Hazardous Substances.  Except as disclosed on Schedule 5.14, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b)   Disposal of Hazardous Substances.  Except as disclosed on Schedule 5.14, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)   Claims.  Except as disclosed on Schedule 5.14, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d)   Compliance with Environmental Law.  Except as disclosed on Schedule 5.14, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has Borrower been denied insurance on grounds related to potential environmental liability.  No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e)   Lists.  Except as disclosed on Schedule 5.14, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)   Environmental Reports.  The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.

Section 5.15   Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby (i) is true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, presents a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.16   Financing Statements.  The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created in the Borrower’s Collateral by the Security Documents.  When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17   Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18   Financial Solvency.  Both before and after giving effect to all of the transactions contemplated in the Loan Documents, none of the Borrowers:

(a)   Was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)   Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of such Borrowers are unreasonably small;

(c)   By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d)   By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e)   At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of such Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

ARTICLE VI

COVENANTS

So long as the Indebtedness shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrowers will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1   Reporting Requirements.  The Borrowers will deliver, or cause to be delivered, to the Lender (or its designated agent) each of the following, which shall be in form and detail acceptable to the Lender:

(a)   Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrowers, the Borrowers’ audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrowers and acceptable to the Lender, which annual financial statements shall include the Borrowers’ balance sheet as at the end of such fiscal year and the related statements of the Borrowers’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants; and (iii) a certificate signed by the Officer who is the Borrowers’ chief financial officer substantially in the form of Exhibit C hereto stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrowers’ financial position and the results of operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b)   Monthly Financial Statements.  As soon as available and in any event within thirty (30) days after the end of each month, the unaudited/internal balance sheet and statements of income and retained earnings of the Borrowers as at the end of and for such month and for the year-to-date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and which fairly represent the Borrowers’ financial position and the results of operations; and accompanied by a certificate signed by the Officer who is the Borrowers’ chief financial officer, substantially in the form of Exhibit C hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly represent the Borrowers’ financial position and the results of its operations, (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants.

(c)   Collateral Reports.  Within fifteen (15) days after the end of each month or more frequently if the Lender so requires, agings of each Borrower’s accounts receivable and accounts payable, a detailed inventory report, and a calculation of each Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as at the end of such month or shorter time period.

(d)   Projections.  No later than fifteen (15) days prior to the last day of each fiscal year, the Borrowers’ projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail.  Such items will be certified by the Borrowers’ chief financial officer as being the most accurate projections available and identical to the projections used by the Borrowers for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e)   Supplemental Reports.  Weekly, or more frequently if the Lender so requires, the Borrowers will deliver to the Lender the “daily collateral reports,” including receivables schedules and collection reports, and if so requested by the Lender from time to time, copies of invoices to account debtors in excess of amounts determined by the Lender from time to time, and signed and dated shipment documents and delivery receipts for goods sold to said account debtors.

(f)   Litigation.  Immediately after commencement thereof, notice in writing of all litigation or of any adversarial proceedings before a governmental or regulatory agency affecting the Borrower (i) that is of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against the Borrower in excess of One Hundred Thousand Dollars ($100,000).

(g)   Defaults.  When any Officer of the Borrowers becomes aware of the probable occurrence of any Default or Event of Default, and no later than three (3) days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrowers of the steps being taken by the Borrowers to cure the effect thereof.

(h)   Plans.  As soon as possible, and in any event within thirty (30) days after any Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement signed by the Officer who is the Borrowers’ chief financial officer setting forth details as to such Reportable Event and the action which the Borrowers propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within ten (10) days after any Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrowers will deliver to the Lender a statement signed by the Officer who is the Borrowers’ chief financial officer setting forth details as to such failure and the action which the Borrowers propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within ten (10) days after any Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrowers will deliver to the Lender a statement of the Borrowers’ chief financial officer setting forth details as to such liability and the action which the Borrowers propose to take with respect thereto.

(i)   Disputes.  Promptly upon knowledge thereof, notice of (i) any disputes or claims by any Borrower’s customers either made outside the ordinary course of business, in each case exceeding Twenty Thousand Dollars ($20,000) individually, or exceeding Thirty Thousand Dollars ($30,000) in the aggregate during any fiscal year; (ii) credit memos; and (iii) any goods returned to or recovered by a Borrower.

(j)   Officers and Directors.  Promptly upon knowledge thereof, notice any change in the persons constituting the Borrowers’ Officers and Directors.

(k)   Collateral.  Promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(l)   Commercial Tort Claims.  Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrowers’ damages, copies of any complaint or demand letter submitted by a Borrower, and such other information as the Lender may request.

(m)   Intellectual Property.

(i)   Thirty (30) days prior written notice of its intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.17, the Borrowers will give the Lender thirty (30) days prior written notice of its intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii)   Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that a Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)   Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.

(n)   Reports to Owners.  Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrowers shall have sent to their Owners.

(o)   SEC Filings.  Promptly after the sending or filing thereof, copies of all regular and periodic reports which the Borrowers shall file with the Securities and Exchange Commission or any national securities exchange.

(p)   Tax Returns of Borrowers.  As soon as possible, and in any event no later than five (5) days after they are due to be filed, copies of the state and federal income tax returns and all schedules thereto of Borrowers.

(r)   Violations of Law.  Promptly upon knowledge thereof, notice of any Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on the Borrowers.

(s)   Other Reports.  From time to time, with reasonable promptness, any and all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

Section 6.2   Financial Covenants.

(a)   Minimum Book Net Worth.  The Borrower will maintain, as of each date described below during the term hereof, its Book Net Worth at an amount not less than the amount set forth below opposite such date:

Date	Minimum Book Net Worth
December 31, 2007	Book Net Worth as of prior December 31 minus $2,300,000

December 31, 2008, and each December 31 thereafter	Book Net Worth as of prior December 31 plus $1,000,000

(b)   Minimum Net Income.  The Borrower will achieve during each fiscal year-to-date period ending during the periods described below, Net Income of not less than the amount set forth opposite such period (numbers appearing between “< >” are negative):

Period	Minimum Net Income
Fiscal year ending December 31, 2007	<$2,300,000>
Fiscal year ending December 31, 2008, and each fiscal year thereafter	$1,000,000

(c)   Capital Expenditures.  The Borrowers will not incur or contract to incur Capital Expenditures of more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate during any fiscal year during the term hereof, with no more than Five Hundred Thousand Dollars ($500,000) to be paid from the Borrowers’ working capital in any fiscal year.

(d)   Debt Service Coverage Ratio.  The Borrowers will maintain a Debt Service Coverage ratio of not less than (i) 1.0 to 1.0 as of the end of each fiscal quarter for the fiscal year-to-date period then ended, (ii) 1.1 to 1.0 as of each fiscal year end for the fiscal year then ended.

Section 6.3   Permitted Liens; Financing Statements.

(a)   No Borrower will create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i)   In the case of any Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with such Borrower’s business or operations as presently conducted;

(ii)   Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

(iii)   The Security Interest and Liens created by the Security Documents; and

(iv)   Purchase money Liens relating to the acquisition of machinery and equipment of such Borrower not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

(b)   No Borrower will amend any financing statements in favor of the Lender except as permitted by law.

Section 6.4   Indebtedness.  No Borrower will incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on such Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)   Any existing or future Indebtedness or any other obligations of such Borrower to the Lender;

(b)   Any indebtedness of such Borrower in existence on the date hereof and listed in Schedule 6.4 hereto;

(c)   Any indebtedness relating to Permitted Liens; and

(d)   Any indebtedness incurred in connection with an acquisition by such Borrower in accordance with the provisions of Section 6.6(e).

Section 6.5   Guaranties.  No Borrower will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)   The endorsement of negotiable instruments by such Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(b)   Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.

Section 6.6   Investments and Subsidiaries.  No Borrower will make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:

(a)   Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of One Hundred Million Dollars ($100,000,000) (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)   Travel advances or loans to such Borrower’s Officers and employees not exceeding at any one time an aggregate of Fifty Thousand Dollars ($50,000);

(c)   Prepaid rent not exceeding one month or security deposits;

(d)   Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto; and

(e)            Acquisitions of all or substantially all of the equity interests or assets of another Person or its business in compliance with the limitations set forth in Section 6.20, provided the financing for such acquisitions is provided by third parties on either an unsecured basis or secured only by the assets of the Person or business being acquired, and no funds of any Borrower (other than the proceeds of such third party financing) are used in any acquisition or for the funding of any such new subsidiary’s or business unit’s working capital needs without the prior written consent of the Lender.

Section 6.7   Dividends and Distributions.  MISCOR will not declare or pay any dividends (other than dividends payable solely in stock of MISCOR) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly.

Section 6.8   Intentionally Left Blank.

Section 6.9   Books and Records; Collateral Examination, Inspection and Appraisals.

(a)   The Borrowers will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrowers’ business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrowers at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrowers, and to discuss the Borrowers’ affairs with any of its Directors, Officers, employees or agents.

(b)   The Borrowers hereby irrevocably authorize all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrowers’ expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrowers.

(c)   The Borrowers will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrowers at any time during ordinary business hours.

(d)   The Lender may also, from time to time so long as no Default Period then exists, no more than one time each calendar year, obtain at the Borrowers’ expense an appraisal of  the Collateral and of the Real Estate by an appraiser acceptable to the Lender in its sole discretion.  Unless an Event of Default has occurred and is continuing, in which event the Lender may obtain such appraisals as it deems necessary, new appraisals are typically obtained prior to the extension of the maturity date of the Credit Facility, prior to advancing any additional funds based on the value of the appraised assets and to ascertain the impact of changes in market conditions; provided; however, that the foregoing list of possible reasons for obtaining an appraisal shall not limit the Lender’s rights to obtain such appraisals as are provided for herein.

Section 6.10   Account Verification.

(a)   The Lender or its agent may at any time and from time to time send or require the Borrowers to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

(b)   The Borrowers shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 6.11   Compliance with Laws.

(a)   The Borrowers shall (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)   Without limiting the foregoing undertakings, each Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

(c)   The Borrowers shall (i) ensure that no Owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender's policies and practices.

Section 6.12   Payment of Taxes and Other Claims.  The Borrowers will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of a Borrower; provided, that the Borrowers shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.13   Maintenance of Properties.

(a)   The Borrowers will keep and maintain the Collateral and all of their respective other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Borrowers from discontinuing the operation and maintenance of any of their respective properties if such discontinuance is, in the Borrowers’ judgment, desirable in the conduct of the Borrowers’ business and not disadvantageous in any material respect to the Lender.  The Borrowers will take all commercially reasonable steps necessary to protect and maintain their respective Intellectual Property Rights.

(b)   The Borrowers will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrowers will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrowers will take all commercially reasonable steps necessary to prosecute any Person Infringing their respective Intellectual Property Rights and to defend itself against any Person accusing any of them of Infringing any Person’s Intellectual Property Rights.

Section 6.14   Insurance.  The Borrowers will obtain and at all times maintain insurance with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrowers operate.  Without limiting the generality of the foregoing, the Borrowers will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit.

Section 6.15   Preservation of Existence.  Each Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.16   Delivery of Instruments, etc.  Upon request by the Lender, the Borrowers will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the applicable Borrower.

Section 6.17   Sale or Transfer of Assets; Suspension of Business Operations.  No Borrower will sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (a) the sale of Inventory in the ordinary course of business and (b) the sale of Equipment which is either obsolete or no longer used in such Borrower’s business or which is to be replaced.  No Borrower will liquidate, dissolve or suspend business operations.  No Borrower will transfer any part of its ownership interest in any Intellectual Property Rights nor permit any agreement under which it has licensed Intellectual Property to lapse, except that a Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business.  If a Borrower transfers any Intellectual Property Rights for value, such Borrower will pay over the proceeds to the Lender for application to the Indebtedness.  No Borrower will license any other Person to use any of such Borrower’s Intellectual Property Rights, except that each Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

Section 6.18   Consolidation and Merger; Asset Acquisitions.  No Borrower will consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, other than in accordance with the provisions of Section 6.6(e).

Section 6.19   Sale and Leaseback.  No Borrower will enter into any arrangement, directly or indirectly, with any other Person whereby such Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which such Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.20   Restrictions on Nature of Business.  The Borrowers provide mechanical and electrical solutions and intend to continue to pursue the acquisition of entities in these markets and no Borrower will engage in any line of business materially different from that presently engaged in by the Borrowers nor purchase, lease or otherwise acquire assets not related to such business.

Section 6.21   Accounting.  No Borrower will adopt any material change in accounting principles other than as required by GAAP.  No Borrower will adopt, permit or consent to any change in its fiscal year.

Section 6.22   Discounts, etc.  After notice from the Lender, no Borrower will grant any discount, credit or allowance to any customer of such Borrower or accept any return of goods sold.  No Borrower will at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of such Borrower.

Section 6.23   Plans.  Unless disclosed to the Lender in writing pursuant to Section 5.12, neither any Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligations to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.24   Place of Business; Name.  No Borrower will transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  No Borrower will permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  No Borrower will change its name or jurisdiction of organization.

Section 6.25   Constituent Documents.  No Borrower will amend its Constituent Documents.

Section 6.26   Performance by the Lender.  If a Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten (10) calendar days after the Lender gives the Borrowers written notice thereof (or in the case of the agreements contained in Section 6.12 and Section 6.14, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrowers shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate the Lender’s performance or observance of such covenants of the Borrowers, the Borrowers hereby irrevocably appoint the Lender, or the Lender’s delegate, acting alone, as each Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrowers any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrowers hereunder.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1   Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)   Default in the payment of the Revolving Note, the Real Estate Note, any Obligation of Reimbursement, or any default with respect to any other Indebtedness due from Borrowers to Lender as such Indebtedness becomes due and payable;

(b)   Default in the performance, or breach, of any covenant or agreement of the Borrowers contained in this Agreement; provided, however, that in the case of a default in the performance under any of Sections 6.1(a), (b), (d) or (p) for failure to make a timely delivery thereunder, such a default shall not constitute an Event of Default if the subject deliveries are made within five (5) days of the Borrowers’ receipt of notice from the Lender of such default.

(c)   An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved in advance by the Lender in writing;

(d)   A Change of Control shall occur;

(e)   Any Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or any Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Borrower or such Guarantor, as the case may be; or any Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against such Borrower or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower or any Guarantor;

(f)   A petition shall be filed by or against any Borrower or any Guarantor under the United States Bankruptcy Code or the laws of any other jurisdiction naming such Borrower or such Guarantor as debtor;

(g)   Any representation or warranty made by any Borrower in this Agreement, by any Guarantor in any guaranty delivered to the Lender, or by any Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall be incorrect in any material respect;

(h)   The rendering against any Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(i)   A default under any bond, debenture, note or other evidence of material indebtedness of any Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(j)   Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrowers by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or any Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrowers’ assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrowers to the Multiemployer Plan under Title IV of ERISA;

(k)   An event of default shall occur under any Security Document;

(l)   Default in the payment of any amount owed by the Borrowers to the Lender other than any Indebtedness arising hereunder;

(m)   Any Guarantor shall repudiate, purport to revoke or fail to perform any obligation under such Guaranty in favor of the Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist;

(n)   Any Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment with respect to indebtedness that has been subordinated pursuant to any Subordination Agreement;

(o)   The Lender believes in good faith that the prospect of payment in full of any part of the Indebtedness, or that full performance by the Borrowers under the Loan Documents, is impaired, or that there has occurred any material adverse change in the business or financial condition of the Borrowers;

(p)   There has occurred any breach, default or event of default by, or attributable to, any Affiliate under any agreement between the Affiliate and the Lender; or

(q)   The indictment of any Director, Officer, Guarantor, or any Owner of at least twenty percent (20%) of the issued and outstanding common stock of MISCOR for a felony offence under state or federal law.

Section 7.2   Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)   The Lender may, by notice to the Borrowers, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)   The Lender may, by notice to the Borrowers, declare the Indebtedness to be forthwith due and payable, whereupon all Indebtedness shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrowers hereby expressly waive;

(c)   The Lender may, without notice to the Borrowers and without further action, apply any and all money owing by the Lender to any Borrower to the payment of the Indebtedness;

(d)   The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrowers hereby expressly waive) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrowers will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to the parties;

(e)   The Lender may make demand upon the Borrowers and, forthwith upon such demand, the Borrowers will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.4 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(f)   The Lender may exercise and enforce its rights and remedies under the Loan Documents;

(g)   The Lender may without regard to any waste, adequacy of the security or solvency of any Borrower, apply for the appointment of a receiver of the Collateral, to which appointment the Borrowers hereby consent, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and

(h)   The Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(e) or (f), the Indebtedness shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.  If the Lender sells any of the Collateral on credit, the Indebtedness will be reduced only to the extent of payments actually received.  If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Indebtedness.

Section 7.3   Certain Notices.  If notice to a Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten (10) calendar days before the date of intended disposition or other action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1   No Waiver; Cumulative Remedies; Compliance with Laws.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.  The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2   Amendments; Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

Section 8.3   Notices; Communication of Confidential Information; Requests for Accounting.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e-mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e-mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e-mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.  All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Borrowers.  All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210 of the UCC.  The Borrowers request that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding.  The Borrowers shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.4   Further Documents.  The Borrowers will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrowers executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5   Costs and Expenses.  The Borrowers shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Indebtedness, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6   Indemnity.  In addition to the payment of expenses pursuant to Section 8.5, the Borrowers shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)   Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)   Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.11(b); and

(iii)   Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances. Notwithstanding the foregoing, the Borrowers shall not be obligated to indemnify any Indemnitee for any Indemnified Liability caused by the willful misconduct of such Indemnitee.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrowers, or counsel designated by the Borrowers and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrowers’ sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Borrowers’ obligations under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrowers’ other obligations hereunder.

Section 8.7   Participants.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.8   Execution in Counterparts; Telefacsimile Execution.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.9   Retention of Borrowers’ Records.  The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrowers or in connection with the Loan Documents for more than thirty (30) days after receipt by the Lender.  If there is a special need to retain specific records, the Borrowers must inform the Lender of the need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within thirty (30) days of the Lender taking control of same.

Section 8.10   Binding Effect; Assignment; Complete Agreement; Sharing Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their respective rights thereunder or any interest therein without having first received the Lender’s prior written consent.  To the extent permitted by law, the Borrowers waive and will not assert against any assignee any claims, defenses or set-offs which the Borrowers could assert against the Lender.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan

Documents, comprises the complete and integrated agreement of the parties with respect to each credit that is subject hereto, and supersedes all prior negotiations, communications, discussion, correspondence and agreements, written or oral, on the subject matter of this Agreement.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control.  The Lender may share any information they may have in their possession regarding the Borrower and their respective Affiliates, with the Lender’s affiliates, participants, accountants, lawyers and other advisors, and the Borrowers waive any right of confidentiality they may have with respect to the sharing of such information.

Section 8.11   Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12   Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13   Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Wisconsin.  The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Wisconsin in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrowers in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Milwaukee, County of Milwaukee, Wisconsin; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE BORROWERS AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date set forth in the initial caption of this Agreement.

Signatures on following page.

MISCOR Group, Ltd.	MISCOR GROUP, LTD.
1125 South Walnut Street
South Bend, Indiana 46619
Telecopier: 574/232-7648	By:	/s/ John A. Martell
Attention: Richard J. Mullin		John A. Martell, Chief Executive Officer
e-mail: rmullin@miscor.com

MAGNETECH INDUSTRIAL SERVICES, INC.

	By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

MARTELL ELECTRIC, LLC

	By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

HK ENGINE COMPONENTS, LLC

	By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

MAGNETECH POWER SERVICES, LLC

	By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

IDEAL CONSOLIDATED, INC.

	By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

3-D SERVICE, LTD.

	By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

AMERICAN MOTIVE POWER, INC.

	By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

Wells Fargo Bank, National Association,	WELLS FARGO BANK, NATIONAL ASSOCIATION
111 East Wayne Street, 2nd Floor
MAC N8622-02A
Fort Wayne, Indiana 46802	By:
Telecopier: 260/461-6037		Lynn A. Gruber, Vice President
Attention: Lynn A. Gruber
e-mail: lynn.a.gruber@wellsfargo.com